Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made as of June 18, 2024 by and between Atlantic International Corp., a Delaware corporation (the “Company”) (f/k/a SeqLL Inc.), which currently has an address at 270 Sylvan Ave, Englewood Cliffs, New Jersey 07632, and Michael Tenore (“Executive”), an individual having an address at 270 Sylvan Ave, Englewood Cliffs, New Jersey 07632. Executive and Company shall be individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and the Executive desire to enter into an Employment Agreement whereby the Executive renders services to the Company commencing upon the merger between the Company and Lyneer Investments, LLC (“Lyneer”) and the simultaneous merger (collectively, with the Lyneer Merger, hereinafter the “Merger”) between Lyneer and SeqLL Merger LLC, a wholly-owned subsidiary of the Company. This agreement is being executed in accordance with the terms of the Amended and Restated Agreement and Plan of Reorganization dated as of June 4, 2024, by and between the Company, Lyneer and their respective affiliates (the “Merger Agreement”). All capitalized terms not defined herein are otherwise defined in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.  Duties and Scope of Employment.

(a)  Positions; Duties. During the Employment Term (as defined in Section 2), the Company shall employ Executive as the General Counsel of the Company. Executive shall report to the Chief Executive Officer of the Company. The Executive’s equity in the Company under the Merger Agreement shall be set forth in an award granted on or before the date of this Agreement.

(b)  Obligations. During the Employment Term, Executive shall devote substantially all of Executive’s business efforts and time to the Company, and it is expressly understood that Executive will work remotely with travel as needed. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board: provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors or as an advisor to companies that the Executive currently serves and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors, and (iii) manage his and his family’s personal investments and legal affairs provided, however, that in each instance, such activities do not materially interfere with the discharge of Executive’s duties. Unless prohibited by law or ethical requirements, the Employee may offer pro bono services in conjunction with the requirements of the State Bars of Massachusetts and Rhode Island without violating this Agreement.

2.  Employment Term. This Agreement is a binding agreement between the Company and the Executive and shall be effective on the date first written above (the “Effective Date”). The terms and conditions of this Agreement shall commence upon the date of signing this Agreement and shall remain in effect for a three (3) year term (the “Employment Term”) unless the Employment Term shall be earlier terminated in accordance with Section 4 or 5 below. Each twelve-month period commencing on the Effective Date and ending three (3) years thereafter during the Employment Term shall be referred to herein as a “Year” and this Agreement shall automatically renew for a one-year (1) period, unless cancelled by either party with written notice 90 days prior to the end of the Employment Term. The Company hereby agrees to employ Executive and Executive hereby accepts the Employment Term, in accordance with the terms and conditions set forth herein, commencing on the date hereof (the “Employment Commencement Date”). The Initial Term and any Subsequent Term are referred to herein collectively as the “Term.”

3.  Compensation/Benefits. During the Employment Term, the Company shall pay and provide to Executive the following:

(a)  Cash Compensation. As compensation for Executive’s services to the Company, Executive shall receive a base salary and shall be eligible to receive additional variable compensation. Upon the commencement of this Agreement, the Executive shall also receive the accrued compensation equal to the difference between his annual base salary under his Employment Agreement dated April 15, 2023 with Atlantic Acquisition Corp. (the “2023 Agreement”), amounting to One Hundred Twenty Thousand Dollars ($120,000) per annum, and his annual base salary under this Agreement. During the Employment Term, the Board or its Compensation Committee (the “Compensation Committee”) shall review Executive’s Base Salary (as defined below) and Bonus (as defined below) then in effect at least annually and may increase (but not decrease) such Base Salary and/or Bonus as the Compensation Committee may approve. The Base Salary shall be payable in accordance with the Company’s normal payroll practices in effect from time to time, but in no event less frequently than bi-monthly and, in the case of Bonus, as soon as practical during the year following the year with respect to which such Bonus is payable, but in no event later than March 15th of such following year. No increase in Base Salary shall be used to offset or otherwise reduce any obligations of the Company to Executive hereunder or otherwise.

(i)  Annual Base Salary. During the Employment Term, the Executive’s compensation will be Three Hundred Dollars ($300,000) per annum (the “Annual Base Salary”). The Executive’s compensation shall be payable bi-monthly in equal installments the same day as the Company’s regular payroll is paid.

(ii)  Annual Bonus. Executive shall be awarded one hundred thousand ($100,000) dollars as a one-time bonus for every calendar year his employment agreement is in effect. The bonus shall be paid in two lump sum payments January 15th and February 15th after the close of the previous calendar year including the 2023 calendar year under the 2023 Agreement (the “Annual Bonus”) commencing in 2024. This bonus is predicated on the Company doing a minimum of $250 million in revenues and $5 million in adjusted EBITDA for 2023 and each year thereafter. Executive will also be eligible to earn annual variable compensation, the amount of which will be set by the Board of Directors and/or the Company’s Compensation Committee. Any additional bonus for any calendar year shall be awarded at the sole discretion of the Board of Directors or the Compensation Committee of the Company, based upon the Company’s achievement of stated financial and strategic goals, as established by the Chief Executive Officer, the Board of Directors and/or Compensation Committee.

(iii)  Discretionary Bonus. In addition to the Annual Base Salary and Annual Bonuses, Executive shall also be eligible to earn annual variable compensation, the amount of which be set by the Company’s Compensation Committee. The Bonus for any calendar year shall be awarded at the sole and absolute discretion of the Compensation Committee based upon the Company’s achievement of stated financial and strategic goals, as established by the Compensation Committee. Any such Discretionary Bonus may be made to Executive by means of cash, stock options or as otherwise determined by the Compensation Committee.

(iv)  Transaction Bonus. Upon the closing of the Capital Raise, the Company shall pay the Executive a single transaction bonus in the amount of $75,000, and for any subsequent completed acquisition in excess of $8 million, in consideration for the Executive’s assistance in closing each such transaction (the “Transaction Bonus”). Such Transaction Bonus(es) shall be paid via payroll within fifteen (15) days of the closing of such transaction(s).

(v)  Currency. All payments and amounts hereunder shall be in United States Dollars.

(vi)  Ongoing Awards. Executive shall be eligible to participate fully in annual stock option grants, and any other long-term equity incentive program at levels commensurate with Executive’s position and as determined by the Compensation Committee.

(b)  Employee Benefits. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with Executive’s position in all employee benefits, welfare and retirement plans and programs, as well as equity plans, provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time. Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such plan or program.

(c)  Perquisites. The Company shall provide to Executive, at the Company’s cost, all perquisites, including health insurance pursuant to the terms of the Company’s health insurance plans which may change from time to time. The Company shall pay for the costs of the Company sponsored health insurance plan chosen (including a “family plan”) by the Executive. Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such perquisites. For avoidance of doubt, Executive’s current medical, dental and other insurances shall be maintained or provided for at similar levels previously received by Executive.

(d)  Business and Entertainment Expenses. Upon submission of appropriate documentation by Executive in accordance with the Company’s policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses that Executive incurs in performing Executive’s duties under this Agreement, including, but not limited to, travel (excluding gas mileage), entertainment, and professional dues and subscriptions, in accordance with the Company’s policies in effect from time to time. The Company shall not be obligated to reimburse Executive for taxes incurred for any reason.

(e)  Vacation, Holidays and Sick Leave. Executive shall be entitled to vacations of no less than five (5) weeks per calendar year. The Vacation, Holiday and Sick Leave Executive shall also be entitled to absences because of illness or other incapacity, and such other absences, whether for holiday, personal time, or for any other purpose, as set forth in the Company’s employment manual or current procedures and policies, as the case may be, as the same may be amended from time to time.

(f)  Expenses. Subject to and accordance with the Company’s policies and procedures and in accordance with the Company’s expense policy, as it may be amended from time to time, the Company shall reimburse Executive for the coast associated with cellular telephone and Internet access associated with business uses upon appropriate submission and documentation of such expenses.

(g)  Membership Fees and Professional Development. Company shall pay Executive’s annual dues to the state bar and or other required associations necessary to maintaining Executive’s attorney licenses. Company will also pay for no less than (2) professional development event attendances per year should Executive desire to attend such event(s).

4.  Termination of Employment.

(a)  Death or Disability. The Company may terminate Executive’s employment for disability in the event Executive has been unable to perform Executive’s material duties hereunder for three (3) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a “Disability Termination”). Executive’s employment shall automatically terminate on Executive’s death. In the event Executive’s employment with the Company terminates during the Employment Term by reason of Executive’s death or a Disability Termination, then upon the date of such termination:

(i)  any restricted stock awards, RSUs, Options, Warrants or Shares that would have vested solely due to the passage of time during the twenty-four (24) month period beginning on the date of Executive’s death or Disability Termination shall immediately vest;

(ii)  the Company shall, within fourteen (14) days of the date Executive’s employment is terminated, pay and provide Executive (or in the event of Executive’s death, Executive’s estate) (A) any unpaid Base Salary through the date of termination and any accrued vacation, (B) reimbursement for any unreimbursed expenses incurred through the date of termination, and (C) all other payments, benefits or fringe benefits to which Executive may be entitled subject to and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant and amounts that may become due under Sections 3 and 4 hereof (collectively, items under this clause (i) are referred to as “Accrued Benefits”); and

(iii)  the Company shall pay to Executive at the time other senior executives are paid under any cash bonus or long-term incentive plan, but in no event later than March 15th of the year following the year in which Executive’s employment is terminated, a pro-rata bonus equal to the amount Executive would have received if Executive’s employment had continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to Executive’s termination and the denominator is the number of days in the bonus period (the “Prorated Bonus”); provided, however, that at the time of death or Disability Termination, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus.

(iv)  the Executive will continue to participate in the performance bonus plan, in accordance with the terms of the plan until such plan has expired.

(b)  Termination for Cause. The Company may terminate Executive’s employment for Cause (as defined below). In the event that Executive’s employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then vested Option, Warrants, Shares, restricted stock awards, RSUs, and other equity awards), to be paid or provided within thirty (30) days of the date Executive’s employment is terminated.

(i)  For the purposes of this Agreement, “Cause” shall mean:

(A)  material breach of any provision of this Agreement by Executive, which has not been remedied within 30 days’ notice of such breach.

(B)  the willful failure by Executive to perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Executive has not materially performed Executive’s duties; provided, however, that no act, or failure to act, by Executive shall be “willful” unless committed without good faith and without a reasonable belief by the Executive that the act or omission was in the best interest of the Company; or

(C)  an act of gross misconduct by Executive with regard to the Company that is materially injurious to the Company and is committed without good faith and without a reasonable belief by the Executive that the act or omission was in the best interest of the Company.

(c)  Termination by the Company Other Than for Cause. Any payments to be made or benefits to be provided under this Section 4(c) are conditioned on (x) Executive’s execution of a general release and/or termination agreement satisfactory to the Company, and (y) such general release and/or termination agreement becoming effective.

(i)  If Executive’s employment with the Company is involuntarily terminated by the Company other than for Cause then the Company shall pay or provide Executive with the following as of the date of termination:

(A)  any Accrued Benefits, to be paid or provided on the date Executive’s employment is terminated;

(B)  the Prorated Bonus; provided, however, that at the time of the termination of Executive’s employment, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus, and provided further that such Prorated Bonus is paid no later than March 15 of the year following the year in which Executive’s employment is terminated;

(C)  a severance amount equal to twelve (12) months of the Executive’s then-current annual Base Salary, payable in two (2) equal monthly payments, commencing on the date Executive’s employment is terminated;

(D)  the right to participate in the Performance Bonus plan until such plan expires;

(E)  all shares of unvested stock options shall immediately become vested;

(F)  all shares of unvested restricted stock awards, RSUs, Options, Shares or Warrants shall immediately become vested;

(G)  the right to continue Executive’s participation in the Company’s health benefit plans to the extent that he is then a participant therein, at no additional cost to Executive other than he would have incurred as an employee, for a period of six (6) months starting with the first calendar month after such date of termination; provided, however, that Company shall pay the full premium for COBRA continuation coverage under its health plans for Executive (and, if applicable, Executive’s dependents enrolled as participants in such health plans as of the date of termination) for such twelve-month period. In the event Executive obtains other employment during the twelve-month period in this clause (D), pursuant to which he becomes covered for substantially similar or improved benefits, the right to continue to participate in any health benefit plan, at the Company’s expense, offered or provided by the Company shall immediately cease; and

(H)  reasonable outplacement services at a level commensurate with Executive’s position, including use of an executive office, for a period of ninety (90) days commencing on Executive’s date of termination but in no event extending beyond the date on which Executive commences other full time employment.

(d)  Termination by Executive. Executive may terminate Executive’s employment at any time by written notice to the Company. In the event that Executive terminates Executive’s employment with the Company during the Employment Term, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then-vested Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Executive’s employment is terminated.

(iii) upon completion of the appropriate COBRA forms, and subject to all the requirements of COBRA, continue Executive’s participation in Company’s health insurance plan through six (6) months following the effective date of such termination, at Company’s cost (except for Executive’s co-pay, if any, which shall be deducted from the payments described in subsection (ii)), to the same extent that such insurance is provided to persons currently employed by Company (subsections (ii) and (iii) herein jointly referred to as “Term Expiration Severance”). Payment of the Term Expiration Severance is expressly conditioned on the Executive executing a timely separation agreement in a form that is acceptable to Company, which will include, at a minimum, a complete general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities.

(e)  No Mitigation/No Offset. Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source, except as provided in Sections 4(c)(i)(D), 4(c)(i)(E) and 4(c)(i)(F). The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right that the Company may have against Executive or others.

5.  Change of Control Vesting Acceleration.

(a)  In the event of a Change of Control (as defined below), one hundred percent (100%) of Executive’s then-unvested restricted stock awards, RSUs, Options, Warrants or Shares shall immediately vest, all Performance Bonus (both current and future) are immediately due and payable, regardless of whether the milestone has been achieved.

(b)  After a Change of Control (as defined below), in the event that (i) Executive’s aggregate compensation is substantially diminished (regardless of Executive’s title, duties, or responsibilities) or (ii) Executive is required to relocate more than one hundred (100) miles from Executive’s then-current residence in order to continue to perform Executive’s duties under this Agreement, all of Executive’s then-unvested Options or Shares and other equity awards shall immediately vest in full, and if, after a Change of Control, Executive terminates Executive’s employment with the Company, he shall be entitled to receive all severance benefits set forth in Section 4(c).

(c)  For the purposes of this Agreement, “Change of Control” is defined as the occurrence of any of the following after the Employment Commencement Date:

(i)  any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company, the grant or exercise of any stock option, stock award, stock purchase right or similar equity incentive, or the continued beneficial ownership by any party of voting securities of the Company which such party beneficially owned as of the Employment Commencement Date; or

(ii)  persons, who, as of the Employment Commencement Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided, however, that any person becoming a director of the Company subsequent to the Employment Commencement Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; and provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)  consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets (other than cash and cash equivalents) of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv)  approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

6.  Golden Parachute Payments.

(a)  Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any benefit received pursuant to this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that any benefit received or to be received by Executive in connection with a Change of Control (“Contract Benefits”) or any other plan, arrangement or agreement with the Company or an affiliate (collectively with the Contract Benefits, the “Total Benefits”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Executive as a result of such reduction shall exceed the net after-tax benefit received by Executive if no such reduction was made. For purposes of this Section 6, “net after-tax benefit” shall mean the Total Benefits that Executive receives or is then entitled to receive from the Company that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (i) the amount of all federal, state and local income and employment taxes payable by Executive with respect to such “parachute payment,” calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rates set forth in the Code as in effect at the time of the first receipt of the foregoing benefits), and (ii) the amount of excise taxes imposed with respect to such “parachute payment” by Section 4999 of the Code.

(b)  The accounting firm engaged by the Company (or its successor) for general tax purposes shall perform any adjustment pursuant to subsection (a) of this Section 6. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and to the Company within fifteen (15) calendar days of being engaged to perform such determination and adjustment, or at such other time as requested by the Company. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

7.  Section 409A Compliance.

(a)  To the extent that any amount payable under this Agreement constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code (“Section 409A”)) following a “separation from service” (as defined in Section 409A), including any amount payable under Section 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to Executive earlier than the day after the date that is six (6) months following Executive’s “separation from service.” This Section 7(a) will not be applicable after Executive’s death.

(b)  Executive and the Company acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, Executive agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

8.  Restrictive Covenants. Executive and Company expressly acknowledge that the following restrictions are necessary to protect the goodwill of the Company and that such restrictions are fair and reasonable. Executive holds specialized knowledge of the business of the Company (the “Business”). Executive and Company acknowledge and agree that (i) the Parties would be irreparably harmed and impaired if Executive were to engage, directly or indirectly, in any activity competing with the Business, make any disclosure in violation of this Agreement or any unauthorized use of, any confidential information concerning the Business, and (ii) the Parties are entitled to protection from such use of the specialized knowledge of Executive. Executive acknowledges that the Company’s ability to keep its Confidential Information (as defined in Section 9(b)) secret and away from its competitors is important to the Company’s and its affiliates’ viability and business. Executive further acknowledges that over the course of Executive’s employment with the Company Executive has and will (i) develop special and substantial relationships with the Company’s and its affiliates’ customers and suppliers, and/or (ii) be privy to Confidential Information. Further, Executive has and will help develop the goodwill of the Company and its affiliates during the course of Executive’s employment. Finally, pursuant to Section 3(b) herein, Executive will have a substantial ownership interest in the Company. As such, Executive agrees to abide by the following covenants in order to allow the Company to protect those interests.

Non-Competition. During the Restricted Period (as defined below), Executive will not either directly or indirectly, for Executive or any other person or entity, anywhere within the United States, carry on, own, be engaged in, assist, be employed by, consult for, serve as a director for, or have any financial interest in any business or enterprise that is materially engaged in any of the services of the Company or manufactures or sells any of the products provided or offered by Company or any subsidiary or affiliate of Company, or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed, sold, under development or planned by Company or any subsidiary or affiliate of Company during the period while Executive performs services for Company, provided that an equity investment of not more than two percent (2%) in any company that is publicly traded and whose shares are listed on a national stock exchange will be permitted.

For purposes of this Section 8, “Restricted Period” means the period beginning on the Employment Commencement Date and continuing until the one (1) year anniversary of Executive’s employment termination date, if employee is terminated for cause and six (6) months is terminated for any other reason.

(a)  Non-Solicitation. During the Non-Solicitation Restricted Period, Executive will not either directly or indirectly, for Executive or any other person or entity, (i) hire, solicit for services, encourage the resignation of, or in any other manner seek to engage or employ, any person who is an employee of the Company, or a consultant of the Company devoting more than seventy percent (70%) of Executive’s time to the business of the Company or any of its affiliates, on Executive’s employment termination date or during the one (1) year period preceding such termination date, or (ii) solicit, provide services to, or otherwise interfere with the Company’s business relationship with, any customer of the Company in connection with services and/or products that compete with the Company’s services or products, provided that such customer is a customer of the Company on the employment termination date or during the one (1) year period preceding such termination date.

(i)  For the Purposes of Section 8(a) the “Non-Solicitation Restricted Period” means the period beginning on the Employment Commencement Date and continuing until the two (2) year anniversary of Executive’s employment termination date, if employee is terminated for cause and twelve (12) months if Executive is terminated for any other reason.

(b)  Equitable Relief. Executive acknowledges that the remedy at law for Executive’s breach of Section 8, 9(a) and/or 10 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of such Sections, the Company will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation. No bond or other security will be required in obtaining such equitable relief, and Executive hereby consents to the issuance of such equitable relief. Such equitable relief may be obtained from any court having appropriate jurisdiction over the matter. Nothing in this Section 8(c) shall be deemed to limit the Company’s remedies at law or in equity that may be pursued or availed of by the Company for any breach by Executive of any of the parts of Sections 8, 9(a) and/or 10.

(c)  Judicial Modification. Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 8, 9 and 10 be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained or referenced in such Sections is for any reason held by a court or arbitrator to be excessively broad as to duration, activity, geographical scope, or subject, then, for purposes of that jurisdiction, such restriction shall be construed, judicially modified, or “blue penciled” so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law. Executive acknowledges and understands that, due to the nature and scope of the Company’s existing and proposed business plans and projects, and the technological advancements in electronic communications, any narrower geographic restriction of Executive’s obligations under Sections 8(a) and 8(b) would be inappropriate and counter to the protections sought by the Company thereunder.

9.  Confidential Information.

(a)  Non-Use and Non-Disclosure of Confidential Information. Executive acknowledges that, during the course of Executive’s employment with the Company, he has had and will have access to information about the Company and its affiliates, and their customers and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its affiliates. As such, at all times, both during Executive’s employment and thereafter, Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and its affiliates, and not disclose to any other person or entity (without the prior written authorization of the Board) any Confidential Information (as defined in Section 9(b)). Notwithstanding anything contained in this Section 9, Executive will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that Executive notifies the Board immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to Executive’s disclosure of any Confidential Information.

(b)  Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information that belongs to the Company or its affiliates, or any of their customers or suppliers, including, without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product and service information, projects, services, customer lists and information, customer preferences, customer transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, project information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to Executive by the Company or its affiliates in confidence, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property.

10.  Return of Company Property. Upon the termination of Executive’s employment with the Company, or at any time during such employment upon request by the Company, Executive will promptly deliver to the Company and not keep in Executive’s possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company or any of its affiliates, or that belongs to any other third party and is in Executive’s possession as a result of Executive’s employment with the Company, including, without limitation, records, data, customer lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product and service information, project information, files, and other documents and information, including any and all copies of the foregoing.

11.  Assignment.

(a)  ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of (i) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (ii) any successor of the Company, provided, however, that any successor shall within ten (10) days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. The Company will assign this Agreement to a corporation succeeding to substantially all of the assets or business of the Company whether by merger, consolidation, acquisition, or otherwise. As used herein, “successor” shall mean any person, firm, corporation, LLC or any other entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires any, all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. The Company may not otherwise assign this Agreement, without written consent from the Executive. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. This Agreement may not otherwise be assigned by the Company.

(b)  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive or as provided in Section 20 hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as provided in this Section 11) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested Option Shares or other stock options or equity awards consistent with the rules for transfers to “family members” as defined in U.S. Securities and Exchange Commission Form S-8.

12.  Liability Insurance.

(a)  The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

(b)  The Company shall, both during and after the Employment Term, indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of Executive’s duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates. For the avoidance of all doubt, in the event of any litigation, investigation, or any other matter naming the Executive, the Company will pay 100% of the Executive’s legal fees, including any retainers required, with an attorney or attorneys of the Executive’s choice.

13.  Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner set forth in this Section 14:

14.	If to the Company:

Atlantic International Corp.

Jeffrey Jagid

Jjagid@atlantic-international.com

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ 07632

If to Executive:

Michael Tenore

mstenore@gmail.com

20 Elm Street

Norwood, MA 02062

15.  Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

16.  Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with the Company entered into prior to the date hereof, including Executive’s Employment Agreement dated April 15, 2023, but it does not supersede or replace any written agreements entered into simultaneous with this Agreement or thereafter.

17.  Arbitration.

(a)  Agreement. The Company and Executive agree that, except as otherwise provided in Section 8(c), any dispute or controversy arising out of, relating to, or in connection with the employment relationship between them, the inception of that relationship, the termination of that relationship, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, including, without limitation, claims of discrimination, harassment, and/or retaliation, and any violation of whistleblower laws, shall be settled by final and binding arbitration to be held in New York, NY or such other location agreed by the parties hereto, under the auspices of and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The selection of the arbitrator will be conducted in accordance with the AAA’s practices and procedures for disputes of the nature here contemplated. The arbitrator will have authority and discretion to determine the arbitrability of any particular claim, should any disputes arise with respect to such issue.

(b)  Costs and Fees of Arbitration. The moving party shall pay the costs of the initial arbitration filing (not to exceed two hundred fifty dollars ($250)), and each Party shall pay the remaining costs and expenses of such arbitration equally. Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its or Executive’s counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or Executive’s legal fees and expenses.

18.  No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and an appropriate officer or director of the Company.

19.  Survivorship. The respective rights and obligations of Company and Executive hereunder shall survive any termination of Executive’s employment by the Company to the extent necessary to preserve such rights and obligations.

20.  Beneficiaries. Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon Executive’s death by giving the Company written notice thereof. If Executive dies, severance then due or other amounts due hereunder shall be paid to Executive’s designated beneficiary or beneficiaries or, if none are designated or none survive Executive, Executive’s estate.

21.  Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes required by law with respect to payments made to Executive in connection with Executive’s employment hereunder.

22.  Governing Law. This Agreement shall be governed by New York (without reference to rules of conflicts of law), which shall be applied to the merits of any dispute or claim submitted to arbitration pursuant to Section 17 of this Agreement. Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York, NY for any action or proceeding relating to any arbitration pursuant to Section 17 of this Agreement in which the parties are participants, or any claim to which Section 8(c) applies.

[Remainder of page intentionally left blank – signatures on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

Atlantic International Corp.

By:	/s/ Jeffrey Jagid
	Name:	Jeffrey Jagid
	Title	Chief Executive Officer

Executive

/s/ Michael Tenore
	Name:	Michael Tenore